Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to incorporation, by reference in Registration Statement No. 333-82304, dated February 7, 2002, on Form S-8 pertaining to the Penn Virginia Corporation and Affiliated Companies Employees’ 401(k) Plan, of our report dated June 25, 2009, relating to the statements of net assets available for benefits of the Penn Virginia Corporation and Affiliated Companies Employees’ 401(k) Plan as of December 31, 2008 and 2007, and the related statements of changes in net assets available for benefits for the years ended December 31, 2008 and 2007, and the supplementary schedules, which report appears in the December 31, 2008 annual report on Form 11-K of the Penn Virginia Corporation and Affiliated Companies Employees’ 401(k) Plan.

West Chester, Pennsylvania
June 25, 2009